CONSENT IN LIEU OF SHAREHOLDERS' MEETING
                             (MAJORITY SHAREHOLDERS)
                           CENTURY LABORATORIES, INC.


Pursuant to DCA 8-228, we, the holders of the number of shares of stock of CENTURY LABORATORIES, INC. set forth after our signatures, and as the holders of a majority of the outstanding shares of the voting stock of the Corporation entitled to vote at a meeting of shareholders, do hereby consent to the following action as approved in a resolution adopted by the Board of Directors in its WRITTEN CONSENT TO ACTION WITHOUT MEETING OF CENTURY LABORATORIES, INC. dated August 21, 2000. The text of the Board's resolution states:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "FOURTH" so that, as amended, said Article shall be and read as follows:

     FOURTH:     The  total  number of shares of stock which this corporation is authorized  to  issue  is:

     Sixty-five Million (65,000,000) shares of common stock at $0.001 par value, Ten Million (10,000,000) shares of preferred stock at $0.001 par value.

IN WITNESS WHEREFORE, the undersigned, being the Majority Shareholders of CENTURY LABORATORIES, INC., have signed this consent on the dates indicated below effective this 21st day of August 2000.

Signature                                 Date           Number  of  Shares

By:/s/_____________________________     8-21-2000            4,766,320
       Bryan  Design,  Shareholder
       By  Robert  Bryan,  Trustee

By:/s/_____________________________     8-21-2000              244,486
       Robert  Bryan,  Proxy
       For  Edwin  Mendlinger,  Shareholder